Exhibit 99.1

News Release	BJ Services Company
4601 Westway Park Blvd.
Houston, Texas 77041
713/462-4239
Contact: Jeff Smith

BJ SERVICES REPORTS FOURTH FISCAL QUARTER NET LOSS

FROM CONTINUING OPERATIONS OF $0.01 PER DILUTED SHARE

Houston, Texas. November 23, 2009. BJ Services Company (BJS-NYSE, CBOE, PCX) today reported a net loss from continuing operations of $2.8 million, or $(0.01) per diluted share, for the fourth quarter of fiscal 2009, which ended September 30, 2009, compared to a net loss from continuing operations of $0.10 per diluted share for the previous quarter and net income from continuing operations of $0.59 per diluted share for the fourth quarter of fiscal 2008. Discontinued operations, consisting of the Company’s pressure pumping business in Russia, accounted for a net loss of $0.02 per diluted share in the fourth quarter of fiscal 2009, compared to a net loss of $0.01 per diluted share for the previous quarter and a net loss of $0.02 per diluted share for the fourth quarter of fiscal 2008. The Company completed its last pressure pumping contract in Russia in July, so the Company reclassified its Russia pressure pumping business as a discontinued operation and, accordingly, recast prior periods to conform to that presentation.

Revenue in the fourth quarter of fiscal 2009 was $878.2 million, a 13% increase from the $780.2 million reported in the previous quarter and a 42% decrease from the $1.51 billion reported in the prior year’s September quarter. Operating loss for the quarter was $15.0 million, compared to an operating loss of $39.1 million for the previous quarter and operating income of $262.2 million in the fourth quarter of fiscal 2008. Fourth quarter results included $5.3 million of transaction costs related to the pending merger with Baker Hughes Incorporated. Operating income (loss) as a percentage of revenue was (1.7) % in the fourth quarter of fiscal 2009, compared to (5.0) % in the previous quarter and 17.4% in the comparable quarter of the prior year.

Commenting on the results, Chairman and CEO Bill Stewart said, “Our fourth quarter results reflected some sequential improvement in U.S. drilling activity, particularly with respect to oil exploration, and some margin improvement that primarily resulted because of asset impairment and employee termination costs recorded in the third quarter that did not recur in the fourth quarter. Drilling activity in the U.S., as measured by average active drilling rigs, increased 4% sequentially, but declined 51% compared to the same period a year ago. Natural gas drilling was 5% lower sequentially, and North America natural gas prices show little sign of meaningful near-term recovery. Our Canadian operations were slow to recover from the spring break-up period, but showed significant improvement from the third fiscal quarter. International pressure pumping revenues were flat compared to the prior quarter, as was international drilling activity, with sequential margin erosion particularly in Latin America. Our Oilfield Services Group results rebounded significantly from a very weak third fiscal quarter.

“While we experienced meaningful sequential improvement and generally stable U.S. pricing during the quarter, near term market conditions overall are still very challenging. Looking at the longer term horizon, we have more reason for optimism. We were recently awarded a four-year contract, renewable for two additional two-year periods, to provide coiled tubing services for Statoil ASA in Norway with estimated revenues of up to $250 million over the full eight-year period, and a $50 million letter of intent for a three-year pipeline construction contract on the Nord Stream gas pipeline project extending from Russia to Germany via the Baltic Sea. Revenue related to these contracts is expected to begin in early fiscal 2011. And, of course, we look forward to completing the merger with Baker Hughes in the first calendar quarter of 2010 and beginning to realize the benefits of integrating these two industry leaders into a more competitive global enterprise.”

During the quarter, cash and cash equivalents increased $51.3 million to $282.6 million, as the Company continued to generate positive operating cash flow. The Company repaid $14.3 million of indebtedness, reducing outstanding debt to $506.1 million. Other uses of cash during the quarter included capital expenditures of $80.0 million and the payment of $14.6 million in dividends.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

UNAUDITED

(in thousands except per share amounts)

	Three Months Ended
	September 30		June 30 2009
	2009	2008
Revenue	$878,172	$1,510,588	$780,245
Operating Expenses:
Cost of sales and services	810,021	1,155,928	731,948
Research and engineering	16,133	17,323	15,922
Marketing	24,849	30,850	25,896
General and administrative	40,763	41,797	35,880
Loss on disposal of assets, net	1,380	2,516	9,726

Total operating expenses	893,146	1,248,414	819,372

Operating income (loss)	(14,974)	262,174	(39,127)

Interest expense	(6,741)	(6,705)	(7,057)
Interest income	27	528	334
Other expense, net	(5,780)	(1,617)	(4,647)

Income (loss) from continuing operations before income taxes	(27,468)	254,380	(50,497)
Income taxes	(24,677)	79,182	(21,169)

Income (loss) from continuing operations	(2,791)	175,198	(29,328)
Loss from discontinued operations, net of tax	(7,156)	(7,103)	(3,008)

Net income (loss)	$(9,947)	$168,095	$(32,336)

Basic Earnings (Loss) Per Share:
Continuing operations	$(0.01)	$0.59	$(0.10)
Discontinued operations	(0.02)	(0.02)	(0.01)

Net income (loss) per share	$(0.03)	$0.57	$(0.11)

Diluted Earnings (Loss) Per Share:
Continuing operations	$(0.01)	$0.59	$(0.10)
Discontinued operations	(0.02)	(0.02)	(0.01)

Net income (loss) per share	$(0.03)	$0.57	$(0.11)

Weighted Average Shares Outstanding:
Basic	292,123	294,153	292,087
Diluted	292,123	296,050	292,087

Supplemental Data:
Depreciation and amortization	$78,126	$72,593	$72,610
Capital expenditures	79,974	173,085	76,131
Debt	506,112	556,340	520,373

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(in thousands except per share amounts)

	Fiscal Year Ended September 30
	2009	2008
Revenue	$4,121,897	$5,359,077
Operating Expenses:
Cost of sales and services	3,523,838	4,091,262
Research and engineering	66,270	71,997
Marketing	108,186	120,655
General and administrative	159,094	158,975
Loss on disposal of assets, net	13,540	2,894
Pension settlement	21,695	—

Total operating expenses	3,892,623	4,445,783

Operating income	229,274	913,294

Interest expense	(27,248)	(28,107)
Interest income	1,224	1,912
Other expense, net	(9,083)	(8,579)

Income from continuing operations before income taxes	194,167	878,520
Income taxes	28,196	258,034

Income from continuing operations	165,971	620,486
Loss from discontinued operations, net of tax	(16,028)	(11,121)

Net income	$149,943	$609,365

Basic Earnings (Loss) Per Share:
Continuing operations	$0.57	$2.11
Discontinued operations	(0.06)	(0.03)

Net income per share	$0.51	$2.08

Diluted Earnings (Loss) Per Share:
Continuing operations	$0.57	$2.10
Discontinued operations	(0.06)	(0.04)

Net income per share	$0.51	$2.06

Weighted Average Shares Outstanding:
Basic	292,239	293,479
Diluted	293,393	295,766

Supplemental Data:
Depreciation and amortization	$296,165	$263,970
Capital expenditures	394,192	605,584

Operating Highlights

Following are the results of operations for the three months ended September 30, 2009, September 30, 2008 and June 30, 2009 and for the fiscal years ended September 30, 2009 and 2008:

	Three Months Ended			Fiscal Year Ended
	September 30		June 30 2009	September 30
	2009	2008		2009	2008
U.S./Mexico Pressure Pumping
Revenue	$342,697	$755,240	$314,012	$1,853,831	$2,743,383
Operating Income (Loss)	(34,931)	147,942	(38,540)	104,094	597,837
Operating Margins	-10%	20%	-12%	6%	22%

Canada Pressure Pumping
Revenue	$58,995	$133,702	$23,259	$309,435	$442,474
Operating Income (Loss)	(1,516)	19,463	(15,633)	17,610	34,341
Operating Margins	-3%	15%	-67%	6%	8%

International Pressure Pumping
Revenue	$257,552	$335,840	$258,078	$1,098,493	$1,185,388
Operating Income	21,645	57,689	27,669	121,463	178,716
Operating Margins	8%	17%	11%	11%	15%

Oilfield Services Group
Revenue	$218,928	$285,806	$184,896	$860,138	$987,832
Operating Income	30,338	58,735	10,935	102,928	191,670
Operating Margins	14%	21%	6%	12%	19%

Corporate
Operating Loss	$(30,510)	$(21,655)	$(23,558)	$(116,821)	$(89,270)

September Quarter Review

U.S./Mexico Pressure Pumping Services fourth quarter 2009 revenue of $342.7 million was 9% higher than the June 2009 quarter (sequential) with average active drilling rigs for the same period increasing 4%. Compared to the September 2008 quarter (year-over-year), revenue decreased 55% on a 47% decrease in average active drilling rigs. Sequentially, revenues improved most notably in the Permian Basin, Rocky Mountains and East Texas, partially offset by sequential declines in South Texas and Gulf of Mexico areas. For the year-over-year periods, the steep declines were attributable to lower fracturing and cementing activity in the U.S., coupled with a reduction in pricing for our services and products. Mexico revenues increased year-over-year, due to increased activity both onshore and offshore. Operating margin for U.S./Mexico improved slightly to a loss of (10)% in the fourth quarter from an operating loss of (12)% in the previous quarter, primarily as a result of asset impairment and employee severance costs recorded in the third quarter not repeating in the fourth quarter. Year-over-year, operating margin declined from a positive operating margin of 20% in the same quarter last year. The lower operating margin in fiscal 2009 was primarily attributable to lower U.S. drilling activity and lower pricing for our services and products.

Canada Pressure Pumping Services fourth quarter 2009 revenue of $59.0 million was 154% higher sequentially with average drilling rig activity up 105%, primarily reflecting increased drilling activity coming out of the spring break-up period. Year-over-year revenue decreased 56% with average drilling rig activity down 57% primarily as a result of decreased cementing and fracturing activity, as well as lower pricing. Operating margin for the fourth quarter of 2009 was (3)%, improved from (67)% in the previous quarter and down from 15% in the same quarter in the previous year. The sequential margin improvement was primarily the result of emerging from the seasonal decline in drilling activity in the third fiscal quarter associated with the spring break-up period. The year-over-year margin decline was largely attributable to lower drilling activity and lower pricing.

International Pressure Pumping Services fourth quarter 2009 revenue of $257.6 million was virtually unchanged compared to revenue of $258.1 million in the fiscal third quarter, with average active drilling rig levels decreasing 2% for the same period. Revenue compared to the same quarter last year decreased 23% with average active drilling rig count down 16%. Historical results for the International Pressure Pumping Services segment have been restated to exclude our operations in Russia, which were reclassified as discontinued operations in the fourth quarter of fiscal 2009.

Percentage changes in revenue by region compared to the third quarter of fiscal 2009 and the fourth quarter of fiscal 2008 are as follows:

Region	Sequential	Year-Over-Year
Europe	0%	-23%
Middle East	-8%	-29%
Asia Pacific	-6%	-22%
Latin America	11%	-18%

Total	-0%	-23%

The sequential improvement in Latin America is largely attributable to increased activity in Brazil, Venezuela and Colombia, partially offset by industry labor strike-related activity decreases in Argentina. The sequential decline in the Middle East is primarily attributable to lower activity in India and Azerbaijan, partially offset by increases in Saudi Arabia, Kuwait and Kazakhstan. The sequential decrease in Asia Pacific is largely the result of lower activity in Malaysia and Vietnam. Sequential revenues in the Europe segment were flat overall, as increases in Norway were offset by declines in the U.K. and the Netherlands.

Year-over-year, revenues decreased significantly in each segment of our International Pressure Pumping operations with average active drilling rigs declining 16%. The Middle East decrease was primarily the result of decreased activity and lower pricing in Saudi Arabia, India, Azerbaijan and Kazakhstan. The Asia Pacific decrease reflects decreased activity levels in China, New Zealand and Malaysia, partially offset by higher revenue in Australia. Latin America was negatively impacted by labor strikes in Argentina and decreased activity in Venezuela. The decline in Europe is primarily due to lower activity and lower pricing in the North Sea and lower activity in Nigeria and the Netherlands.

Operating income margin for International Pressure Pumping was 8% for the fourth quarter of fiscal 2009, compared to 11% in the previous quarter and 17% for the same quarter last year. Sequential margin improvement in the Middle East and Europe regions were more than offset by lower margins in Asia Pacific and Latin America. Year-over-year margins were lower in every region due to the overall market decline and lower prices in certain markets. The lower margins were primarily due to activity declines and pricing pressures in certain international markets and charges totaling $4.5 million for unfavorable outcomes of a tax court ruling and a customer dispute recorded in the fourth quarter of fiscal 2009.

We completed work on our final pressure pumping contract in Russia in July 2009. Consequently, we classified the Russia pressure pumping unit as a discontinued operation in the fourth quarter of fiscal 2009. Accordingly, the historical results of our Russian pressure pumping operations have been reclassified for all periods presented. We have begun the process of redeploying and liquidating assets associated with this business. We recorded charges totaling $6.6 million in connection with these exit activities, including employee separation costs, fixed asset and inventory impairment charges and freight costs to redeploy certain pressure pumping assets into other markets.

Oilfield Services Group fourth quarter 2009 revenue of $218.9 million increased 18% sequentially, but decreased 23% year-over-year. Percentage changes in revenue by division compared to the third quarter of fiscal 2009 and the fourth quarter of fiscal 2008 are as follows:

Division	Sequential	Year-Over-Year
Tubular Services	-8%	-33%
Process & Pipeline Services	10%	-22%
Chemical Services	2%	-20%
Completion Tools	83%	-28%
Completion Fluids	30%	-11%

Total	18%	-23%

All of our Oilfield Services Group’s operating segments, with the exception of Tubular Services, reported sequential revenue increases in the fourth quarter of fiscal 2009. Completion Tools showed the largest sequential increase in revenue, reflecting a number of relatively large project-related international sales in the fourth quarter. Completion Fluids benefited from new contracts in Mexico and increased deepwater revenue in the Gulf of Mexico. Process & Pipeline Services experienced high seasonal activity for its process business, particularly in Europe. The sequential decrease in Tubular Services revenue is primarily attributable to various drilling project delays and generally lower drilling activity.

Year-over-year, Process & Pipeline Services revenues declined primarily due to lower demand for our services and the completion of certain large international projects during fiscal 2009. Tubular Services revenues declined primarily due to lower service activity primarily in the Gulf of Mexico, the Middle East and Asia Pacific. Chemical Services and Completion Fluids revenues declined primarily as a result of decreased activity in the United States. Completion Tools revenues also declined primarily due to lower tool sales in the U.S. Gulf of Mexico and lower tool services in Canada.

The Oilfield Services Group operating income margin for the quarter was 14%, up from 6% in the previous quarter and down from 21% in the prior year’s fourth quarter, reflecting the impact of revenue variances described above.

Primarily as a result of lower than expected profit for our North American operations, and the resulting change in the geographic mix of our pre-tax income for fiscal 2009, our effective tax rate for fiscal 2009 changed from an estimated 25% as of June 30, 2009, to 14.5% as of September 30, 2009. Accordingly, we revised our year-to-date income tax expense to reflect these revised expectations, and as a result, our net income tax benefit for the fourth quarter of fiscal 2009 was 90% of our pre-tax loss from reported continuing operations for the quarter.

Consolidated Geographic Highlights

The following table reflects the percentage change in consolidated revenue by geographic area for the September 2009 quarter compared to the June 2009 quarter and the September 2008 quarter. The information presented is based on our combined service and product line offering by geographic region.

Region	Sequential	Year-Over-Year
U.S.	10%	-53%
Canada	100%	-48%

Total	19%	-53%

Latin America (incl. Mexico)	16%	-8%
Europe/Africa	8%	-14%
Middle East	-10%	-37%
Asia Pacific	-1%	-26%

Total	13%	-42%

Additional Information

The Company will not hold a conference call following this earnings release. However, the Company intends to file its Annual Report on Form 10-K for the fiscal year ended September 30, 2009 with the Securities and Exchange Commission (the “SEC”) later today. A copy of the Annual Report is available on our web site at www.bjservices.com. Stockholders may request a printed copy of our complete audited financial statements free of charge by forwarding a written request to Investor Relations, BJ Services Company, P.O. Box 4442, Houston, Texas 77210-4442.

In addition, on October 14, 2009, Baker Hughes (BHI-NYSE) filed with the SEC a Registration Statement on Form S-4, which includes a preliminary joint proxy statement of Baker Hughes and the Company regarding the proposed merger of the Company into a subsidiary of Baker Hughes. The joint proxy statement/prospectus and such other documents related to the Company may be obtained from the Company from our web site at www.bjservices.com or by directing a request to: BJ Services Company, P.O. Box 4442, Houston, Texas 77210-4442, Attention: Investor Relations, or by phone at 713-462-4239.

This news release contains forward-looking statements that anticipate future performance such as the Company’s prospects, expected revenue, expenses and profits, strategies for our operations, and other subjects, including conditions in the oilfield service and oil and natural gas industries and in the U.S. and international economy in general. These forward-looking statements are based on assumptions that may prove to be inaccurate, and they are subject to risks and uncertainties that could cause actual results to differ materially from the results expected. These risk factors include, but are not limited to, general economic and business conditions, global economic growth and activity, oil and natural gas market conditions, political and economic uncertainty, and other risks and uncertainties described in our Annual Report on Form 10-K and subsequent public filings with the SEC.

BJ Services Company is a leading worldwide provider of pressure pumping, well completion, production enhancement and pipeline services to the petroleum industry.

(NOT INTENDED FOR DISTRIBUTION TO BENEFICIAL OWNERS)